Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Verastem, Inc. for the registration of shares of its common stock and shares of its common stock underlying pre-funded warrants and to the incorporation by reference therein of our report dated March 20, 2025, with respect to the consolidated financial statements of Verastem, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 8, 2025